Exhibit 99.1

Noble Corporation
Dorfstrasse 19a
6340 Baar
Switzerland

PRESS RELEASE

NOBLE CORPORATION ANNOUNCES MANAGEMENT CHANGE

ZUG, Switzerland, September 6, 2011 — Noble Corporation (NYSE:NE) today announced the resignation of Thomas L. Mitchell, Senior Vice President and Chief Financial Officer, who is leaving to pursue another opportunity, following a brief transition period.

  “Tom has been an important part of Noble’s growth and success over the past five years and we appreciate his contributions to the Company,” said David W. Williams, Chairman, President and Chief Executive Officer.  “He is leaving Noble to take advantage of a unique opportunity in the E&P business and we wish Tom and his family all the best.”

The Company will immediately commence a search for Mr. Mitchell’s replacement.

About Noble Corporation

Noble is a leading offshore drilling contractor for the oil and gas industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 79 offshore drilling units (including eight ultra-deepwater drillships and six jackup drilling rigs currently under construction), located worldwide, including in the Middle East, India, the U.S. Gulf of Mexico, Mexico, the Mediterranean, the North Sea, Brazil, West Africa and Asian Pacific. Noble’s shares are traded on the New York Stock Exchange under the symbol “NE”. Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.

NC- 568

9/6/2011

For additional information, contact:
For Investors:	Jeffrey L. Chastain, Vice President – Investor Relations,
Noble Drilling Services Inc., 281-276-6383

For Media:	John S. Breed, Director – Corporate Communications,
Noble Drilling Services Inc., 281-276-6729